Exhibit 99.1

FLAGSTONE RE REPORTS DILUTED BOOK VALUE PER SHARE
OF $12.42 FOR END OF SECOND QUARTER 2009

HAMILTON, Bermuda, August 3, 2009 - Flagstone Reinsurance Holdings Limited (NYSE: FSR) today announced second quarter 2009 basic book value per share of $12.87 and diluted book value per share of $12.42, up 7.1% and 7.2%, respectively, for the quarter (percentages inclusive of dividends).  Net income attributable to Flagstone’s common shareholders for the quarter ended June 30, 2009, was $67.8 million, or $0.80 per diluted share, compared to $41.9 million, or $0.49 per diluted share, for the quarter ended June 30, 2008.  Net income available to common shareholders for the six months ended June 30, 2009 was $103.6 million, or $1.21 per diluted share, compared to $74.8 million, or $0.87 per diluted share, for the six months ended June 30, 2008.

Operating highlights for the periods ended June 30, 2009 and 2008 included the following:

	Three months ended June 30,			Six months ended June 30,
	2009	2008	% change	2009	2008	% change
	(Expressed in millions of U.S. dollars, except % changes and ratios)
Operating income (1)	$57.9	$41.8	38.6%	$89.2	$92.6	(3.7)%
Gross premiums written	$328.7	$271.2	21.2%	$690.2	$513.4	34.4%
Net premiums earned	$187.0	$141.8	31.9%	$359.8	$277.0	29.9%
Combined ratio	68.7%	76.0%		74.3%	71.5%
Total return on investments	1.2%	0.4%		1.1%	0.6%

1Operating income is defined as net income attributable to Flagstone adjusted for net realized and unrealized gains (losses) – investments, net realized and unrealized gains (losses) – other, net foreign exchange losses (gains), and non-recurring items.

“We are very pleased with our financial result for the second quarter of 2009” said David Brown, Flagstone Chief Executive Officer. “Flagstone’s solid performance this quarter is the result of the continued strength of our underwriting, expansion in several lines of business and geographical diversification. In particular, this diversification accounted for a loss ratio in the quarter of 30.8% and a combined ratio of 68.7%, which produced an underwriting profit of $61.9 million for the quarter. Our ability to generate quality business on a global basis allows us to continue adding significant premium leverage to our business and achieve outstanding operating performance. Note that our Lloyds platform, Marlborough Underwriting Agency Limited, is only beginning to impact the top line, as our fresh corporate name ramps up. Premiums written at Marlborough for the half year were a quite satisfactory $85.6 million, in line with plan.”

Mr. Brown continued, “Our mid-year renewals were attractive on a risk-adjusted basis and we were able to strategically allocate our capital to the best priced pieces of business. Flagstone’s North American gross aggregate exposure was flat and our premiums were up approximately 5% despite renewing less proportional business in the quarter and writing more excess of loss. Florida pricing in particular was up approximately 15% on average, an attractive level given the appearance of capacity in the market at the last moment.”

“I am pleased by the significant increases we saw this quarter in our book value,” said Mark Byrne, Flagstone Chairman. “Flagstone’s underwriting and overall results remain strong, especially considering the relatively minor contribution from our defensive investment portfolio in the quarter.  Given the attractive level of rates globally in the lines we target, and our ability to generate and select attractive business and leverage our underwriting capital, we are confident that Flagstone is well-positioned for future growth and profitability.”

We are also excited by the prospects of our recently opened representative office in Brazil,” added Mr. Byrne. “Operating within the Lloyd’s offices in Rio, this office will be able to access Brazil’s growing and attractive market. We anticipate that this will begin to impact our portfolio of business in the second half of 2009.”

Summary of unaudited consolidated financial data for the periods is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Expressed in thousands of U.S. dollars except for share data and ratios)
Gross premiums written	$328,709	$271,178	$690,194	$513,424
Net premiums written	$268,967	$232,743	$554,783	$458,975
Net premiums earned	$186,976	$141,767	$359,811	$277,024
Net investment income	$10,646	$13,279	$8,893	$31,975
Loss and loss adjustment expenses	$57,641	$56,298	$134,235	$96,065
Net income attributable to Flagstone	$67,814	$41,948	$103,557	$74,808
Total Flagstone shareholders’ equity	$1,094,779	$1,280,184	$1,094,779	$1,280,184
Combined ratio (1)	68.7%	76.0%	74.3%	71.5%
Basic earnings per share	$0.80	$0.49	$1.22	$0.88
Diluted earnings per share (2)	$0.80	$0.49	$1.21	$0.87
Basic book value per share	$12.87	$14.97	$12.87	$14.97
Diluted book value per share	$12.42	$14.53	$12.42	$14.53
Change in basic book value per share (3)	7.1%	3.3%	11.3%	6.2%
Change in diluted book value per share (3)	7.2%	3.4%	10.4%	5.3%

(1)	Combined ratio is the sum of the loss and expense ratios, which are defined as follows:
a.	Loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.
b.	Expense ratio is calculated by dividing acquisition costs combined with general and administrative expenses by net premiums earned.
(2)	Diluted earnings per share for the quarter ended June 30, 2009 does not contain the effect of:
a.	the warrant conversion as this would be anti-dilutive for GAAP purposes.
b.
the PSU conversion until the end of the performance period, when the number of shares issuable under the PSU Plan will be known. There were 2,786,585 PSU’s expected to vest under the PSU plan as at June 30, 2009.

(3)	Change in basic book value per share and diluted book value per share represent the increase or decrease in book value in the period plus accumulated dividends paid.

Basic and diluted book value per share are non-GAAP financial measures. A reconciliation of these measures to Flagstone’s shareholders’ equity is presented at the end of this release.

Results of Operations

Underwriting results

Reinsurance segment

Gross premiums written for our reinsurance segment in the three and six months ended June 30, 2009 were $279.5 million and $583.3 million, respectively, compared to $265.9 million and $489.5 million, respectively, for the same periods in 2008, an increase in gross premiums written of $13.6 and $93.8 million, or 5.1% and 19.2%, respectively. The increase was mainly due to rate level increases on catastrophe exposed treaties in both North America and International and the contribution of Flagstone Africa and Flagstone Alliance, neither of which were Flagstone subsidiaries in 2008, totaling $28.7 million.

The gross premiums written in the second quarter of 2009 include $191.8 million for property catastrophe, $44.2 million for other property and $43.4 million for specialty, compared to $204.0 million, $19.1 million and $42.8 million, respectively, for the same quarter in 2008.

Reinsurance premiums ceded for the three months ended June 30, 2009 and 2008, were $28.9 million and $15.0 million (10.3% and 5.6% of gross reinsurance premiums written), respectively, representing an increase of $13.9 million. Reinsurance premiums ceded for the six months ended June 30, 2009 and 2008 were $96.5 million and $20.4 million (16.5% and 4.2% of gross reinsurance premiums written), respectively, representing an increase of $76.1 million. The increase in amount of reinsurance premiums ceded was designed to increase the Company’s underwriting capacity and provide additional protection against potential high severity loss events.

As the levels of net premiums written increase, the levels of net premiums earned also increase.  Reinsurance net premiums earned were $172.1 million for the three months ended June 30, 2009, compared to $140.4 million for the three months ended June 30, 2008, representing an increase of $31.7 million, or 22.6%.  Reinsurance net premiums earned were $338.7 million for the six months ended June 30, 2009, compared to $269.0 million for the same period in 2008, representing an increase of $69.7 million, or 25.9%. The increases are primarily due to higher levels of premium writings.

Flagstone’s reinsurance segment reported a combined ratio of 64.7% for the second quarter of 2009 compared to 75.3% for the second quarter of 2008.  The combined ratio for the six months ended June 2009 was 70.3% compared to 70.9% for the same period in 2008.

Loss and loss adjustment expenses were $48.9 million for the second quarter of 2009, representing a loss ratio of 28.4% compared to $56.2 million and a loss ratio of 40.0% for the same period in 2008.  The decrease in the loss ratio from the second quarter of 2008 was primarily due to the absence of significant losses in the current quarter compared to the same period last year in which we had incurred losses on Chinese winter storms ($14.4 million). Based on updated estimates provided by clients and brokers, we have recorded net favorable developments for prior period loss events of $10.8 million, related to small releases on several events.

Loss and loss adjustment expenses were $120.1 for the six months ended June 30, 2009, representing a loss ratio of 35.5%, compared to $96.0 million and a loss ratio of 35.7% for the same period in 2008.

Flagstone’s acquisition cost ratio was 19.5% for the second quarter of 2009, compared to 19.2% for the same period in 2008.  The acquisition cost ratio for the six months ended June 30, 2009 was 18.0%, compared to 17.8% for the same period in 2008.

General and administrative expenses for the second quarter of 2009 were $28.8 million compared to $22.7 million for the same period in 2008. General and administrative expenses were $56.9 million for the six months ended June 30, 2009 compared to $46.8 million for the same period in 2008. This increase is primarily due to increased costs associated with the acquisitions of Flagstone Africa and Flagstone Alliance.

Lloyd’s Segment

As a result of the acquisition of Marlborough, the managing agency for Lloyd’s Syndicate 1861, in November 2008, the Company established a new reporting segment.  Syndicate 1861 began writing business for the benefit of Flagstone effective January 1, 2009.  As such there are no comparative numbers for the prior year.  The net underwriting loss for the Lloyd’s segment for the three and six months ended June 30, 2009 amounted to $0.1 million and $1.9 million, respectively. Due to the start up nature of the 2009 year of account for Syndicate 1861, the level of earned income is slowly increasing, which is placing strain on the underwriting result as the Company has incurred expenses for the full quarter. In addition, there is a very limited level of funds available and therefore minimal investment income has been earned to date.

Gross premiums written for the three and six months ended June 30, 2009, were $36.6 million and $85.6 million, respectively, and consist primarily of property and specialty lines.

Premiums ceded for the three and six months ended June 30, 2009 were $6.4 million and $11.5 million, respectively (17.5% and 13.4% of gross premiums written, respectively). In the normal course of its business, the Company purchases reinsurance in order to manage its exposures. The amount and type of reinsurance that it enters into is dependent on a variety of factors, including the cost of a particular reinsurance cover and the nature of its gross premiums written during a particular period.

Net premiums earned totaled $13.8 million and $20.2 million for the three and six months ended June 30, 2009, respectively. The net premiums earned are a function of the timing and amount of premiums written and given the start up nature of the syndicate’s writings, premiums earned are small relative to the writings during the current quarter.

Other related income, derived from services provided to syndicates and third parties, totaled $0.4 million and $2.4 million for the three and six months ended June 30, 2009, respectively.

Loss and loss adjustment expenses amounted to $8.0 million and $13.3 million for the three and six months ended June 30, 2009, respectively. There were no significant loss events recorded during the three and six months ended June 30, 2009.

Acquisition costs totaled $2.8 million and $3.9 million for the three and six months ended June 30, 2009, respectively, for an acquisition cost ratio of 20.7% and 19.2%, respectively.

General and administrative expenses for the three and six months ended June 30, 2009 were $3.5 million and $7.3 million, respectively. General and administrative expenses include staff and salary related costs, administration expenses and Lloyd’s specific costs such as syndicate expenses.

Insurance segment

The net underwriting loss for the second quarter ended June 30, 2009, amounted to $0.3 million compared to $1.0 million for same period in 2008. For the six months ended June 30, 2009, underwriting (loss) income totaled $(0.6) million compared to $0.9 million for the same period in 2008.

Gross premiums written were $25.1 million and $41.8 million for the three and six months ended June 30, 2009, respectively, compared to $26.7 million and $45.8 million for the same periods ended June 30, 2008, respectively.  The decrease is primarily related to the non-renewal of certain contracts which no longer met the Company’s profitability targets. Contracts are written on a per risk basis and consist primarily of property lines.

Insurance premiums ceded for the three and six months ended June 30, 2009, were $37.0 million and $47.9 million, respectively, compared to $44.8 million and $56.0 million for the same period ended June 30, 2008, respectively. The Island Heritage reinsurance program is primarily an April 1 renewal.

Net premiums earned for the three and six months ended June 30, 2009, were $1.0 million and $0.9 million, respectively, compared to $1.3 million and $8.0 million for the same periods ended June 30, 2008, respectively. The significant decrease in net premiums earned for the three and six months ended June 30, 2009, compared to the three and six months ended June 30, 2008 is due to the difference in the reinsurance program in place for both years.

Loss and loss adjustment expenses, acquisition costs and general and administrative expenses incurred of $6.4 million and 12.2 million for the three and six months ended June 30, 2009, respectively, compared to $4.8 million and $10.5 million, respectively, for the three and six months ended June 30, 2008.

Investment results

The total return on the Company’s investment portfolio, excluding noncontrolling interests in the investment portfolio, comprises investment income and realized and unrealized gains and losses on investments. For the three and six months ended June 30, 2009, the total return on invested assets was 1.2%  and 1.1%, respectively compared to 0.4% and 0.6%, respectively, for the three and six months ended June 30, 2008. We modified the Company’s asset allocation significantly in the fourth quarter of 2008. Therefore, the results for the periods ended June 30, 2009, and June 30, 2008, are not directly comparable.

The key contributors of the investment performance this quarter were strong returns on fixed maturities and positive performance from commodities position, partially offset by negative performance of the Company’s small position in private equity funds.  The key contributors for the same period last year were investment income on cash and cash equivalents and positive performance from commodities, partially offset by negative performance on equity and real estate indexes.

Net investment income

Net investment income for the three months ended June 30, 2009, was $10.6 million, compared to $13.3 million for the same period in 2008, a decrease of $2.7 million, or 20.3%.   The decrease is principally due to lower amortization on the TIPS in the period as compared to the same period in 2008 caused by lower inflation index and lower short-term interest rates in 2009 and 2008.

Net investment income for the six months ended June 30, 2009, was $8.9 million compared to $32.0 million for the same period in 2008, a decrease of $23.1 million, or 72.2%.  The decrease is due to a decline in interest rates from 2008 to 2009 and also to the negative amortization on the TIPS in the first three months of 2009.  This negative amortization was caused by the impact of negative inflation index. It should be noted that the Company’s TIPS portfolio generated positive total returns for the six months ended June 30, 2009, of 4.3%.  However, this return for the six months ended June 30, 2009, is recorded as $5.1 million of negative amortization income and $16.6 million of realized and unrealized gains.  In comparison, for the six months ended June 30, 2008, the return was 5.3% which was recorded as $7.9 million of positive amortization income and $15.9 million of realized and unrealized gains respectively.  Flagstone’s net investment income as well as operating income, may be impacted by large movement in inflation rates.

Net realized and unrealized losses – investments

Net realized and unrealized gains (losses) on the Company’s investment portfolio amounted to $7.1 million and $5.2 million, respectively for the three months and six months ended June 30, 2009, compared to $(9.3) and $(21.8) million losses, for the three and six months ended June 30, 2008.  The gains in the three and six months ended June 30, 2009 are attributed to positive performance on commodity futures and unrealized gains on the TIPS portfolio due to a lower inflation index. The losses for the three and six months ended June 30, 2008, are attributable to deteriorating conditions in the equity markets which is slightly offset by gains on fixed maturities and commodities.

Treasury hedging and other

Net realized and unrealized gains and losses – other

The Company's policy is to hedge the majority of its non-investment currency exposure with derivative instruments such as foreign currency swaps and forward currency contracts. Net realized and unrealized gains (losses) - other amounted to $2.5 million and $9.9 million for the three and six months ended June 30, 2009 compared to $11.1 million and $(1.1) million for the same period in 2008.

The primary components of the $2.5 million and $9.9 million gains for the three and six months ended June 30, 2009, are as follows:

	Three months ended June 30, 2009	Six months ended June 30, 2009
Balance sheet hedge:
– foreign currency forwards, hedges on reinsurance balances and ineffective piece of Flagstone’s designated hedges on investments in subsidiaries:	$1.0 million	$8.7 million
– foreign currency swaps on Flagstone’s subordinated debt:	$1.0 million	$0.2 million
Total premium earned on other reinsurance derivatives	$0.5 million	$1.0 million

Interest expense

Interest expense was $3.1 million and $6.7 million, respectively, for the three and six months ended June 30, 2009, compared to $4.6 million and $9.9 million for the same periods in 2008.  The decrease in interest expense for the three and six months ended June 30, 2009, compared to the same periods in 2008, is primarily related to the decrease in short term interest rates from period to period and the repurchase of $11.25 million of principal amount of the Company’s outstanding $100.0 million Notes during the second quarter of 2008.

Flagstone shareholders’ equity

At June 30, 2009, Flagstone’s shareholders' equity was $1.1 billion and diluted book value per share was $12.42.

Regulation G

This earnings release includes diluted book value per share. This is a non-GAAP financial measure, and a reconciliation of this measure to Flagstone’s shareholders’ equity is presented at the end of this release. The Company believes this measure to be useful alongside comparable GAAP measures in evaluating the Company’s financial performance as management believes the growth in the Company’s diluted book value per share ultimately translates into growth in the Company’s stock price.

Additional information

The Company will host a conference call on Tuesday, August 4, 2009 at 9:30 a.m. (EDT) to discuss this release.  Live broadcast of the conference call will be available through the Investor Section of the Company’s website at www.flagstonere.com.

The Company, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance and insurance businesses. Flagstone Réassurance Suisse has received “A-” financial strength ratings from both A.M. Best and Fitch Ratings, and “A3” ratings from Moody's Investors Service.  Island Heritage and Flagstone Reinsurance Africa have received “A-” financial strength ratings from A.M. Best.

The Company is traded on the New York Stock Exchange under the symbol “FSR” and the Bermuda Stock Exchange under the symbol “FSR BH”. Additional financial information and other items of interest are available at the Company’s website located at www.flagstonere.com.

Please refer to the unaudited June 30, 2009 Financial Supplement, which will be posted on the Company’s website for more detailed financial information.

Consolidated Statements of Operations and Comprehensive Income (unaudited) – For the three and six month periods ended June 30, 2009 and June 30, 2008
(expressed in thousands of U.S. dollars, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
REVENUES
Gross premiums written	$328,709	$271,178	$690,194	$513,424
Premiums ceded	(59,742)	(38,435)	(135,411)	(54,449)
Net premiums written	268,967	232,743	554,783	458,975
Change in net unearned premiums	(81,991)	(90,976)	(194,972)	(181,951)
Net premiums earned	186,976	141,767	359,811	227,024
Net investment income	10,646	13,279	8,893	31,975
Net realized and unrealized losses - investments	7,082	(9,339)	5,183	(21,751)
Net realized and unrealized gains (losses) - other	2,470	11,132	9,900	(1,105)
Other income	2,333	2,127	7,502	3,851
Total revenues	209,507	158,966	391,289	289,994

EXPENSES
Loss and loss adjustment expenses	57,641	56,298	134,235	96,065
Acquisition costs	36,203	27,210	64,240	51,375
General and administrative expenses	34,578	24,214	68,878	50,763
Interest expense	3,119	4,609	6,676	9,949
Net foreign exchange losses (gains)	(362)	1,630	735	(5,069)
Total expenses	131,179	113,961	274,764	203,083

Income before income taxes and interest in earnings of equity investments	78,328	45,005	116,525	86,911
Provision for income tax	(250)	(442)	456	(1,307)
Interest in loss of equity investment	(300)	-	(678)	-
NET INCOME	77,778	44,563	116,303	85,604
Less: Income attributable to noncontrolling interest	(9,964)	(2,615)	(12,746)	(10,796)
NET INCOME ATTRIBUTABLE TO FLAGSTONE	$67,814	$41,948	$103,557	$74,808

Net income	$77,778	$44,563	$116,303	$85,604
Change in currency translation adjustment	5,399	(2,766)	7,266	(4,186)
Change in defined benefit pension plan obligation	(145)	27	(321)	(522)
COMPREHENSIVE INCOME	83,032	41,824	123,248	80,896
Less: Comprehensive income attributable to noncontrolling interest	(11,743)	(2,615)	(14,322)	(10,796)
COMPREHENSIVE INCOME ATTRIBUTABLE TO FLAGSTONE	$71,289	$39,209	$108,926	$70,100

Weighted average common shares outstanding—basic	85,070,001	85,470,205	85,070,001	85,470,043
Weighted average common shares outstanding—diluted	85,162,981	85,638,506	85,253,230	85,714,196
Basic earnings per common share	$0.80	$0.49	$1.22	$0.88
Diluted earnings per common share	$0.80	$0.49	$1.21	$0.87
Dividends declared per common share	$0.04	$0.04	$0.08	$0.08

Segment Reporting (unaudited) – For the three and six month periods ended June 30, 2009 and June 30, 2008
(expressed in thousands of U.S. dollars, except percentages)

	Three Months Ended June 30, 2009					Three Months Ended June 30, 2008
	Reinsurance	Lloyd’s	Insurance	Inter segment Eliminations(1)	Total	Reinsurance	Insurance	Inter segment Eliminations(1)	Total
Gross premiums written	$279,464	$36,614	$25,088	$(12,457)	$328,709	$265,910	$26,673	$(21,405)	$271,178
Premiums ceded	(28.860)	(6,375)	(37,019)	12,512	(59,742)	(15,039)	(44,801)	21,405	(38,435)
Net written premiums	250,604	30,239	(11,931)	55	268,967	250,871	(18,128)	-	232,743
Net premiums earned	$172,082	$13,761	$1,038	$95	$186,976	$140,420	$1,347	$-	$141,767
Other related income	1,477	413	5,082	(3,660)	3,312	570	2,505	(2,847)	228
Loss and loss adjustment expenses	(48,915)	(7,988)	(676)	(62)	(57,641)	(56,152)	(146)	-	(56,298)
Acquisition costs	(33,520)	(2,847)	(3,475)	3,639	(36,203)	(26,920)	(3,137)	2,847	(27,210)
General and administrative expenses	(28,849)	(3,463)	(2,266)	-	(34,578)	(22,686)	(1,528)	-	(24,214)
Underwriting Income (Loss)	$62,275	$(124)	$(297)	$12	$61,866	$35,232	$(959)	$-	$34,273
Loss ratio(2)	28.4%	58.1%	11.0%		30.8%	40.0%	3.8%		39.7%
Acquisition cost ratio(2)	19.5%	20.7%	56.8%		19.4%	19.2%	81.4%		19.2%
General and administrative expense ratio(2)	16.8%	25.2%	37.0%		18.5%	16.2%	39.7%		17.1%
Combined ratio(2)	64.7%	104.0%	104.8%		68.7%	75.4%	124.9%		76.0%

(1) Inter segment eliminations for 2009 relate to Flagstone Suisse quota share arrangements with Island Heritage and Lloyd's.
(2) For insurance segment all ratios calculated using expenses divided by net premiums earned plus other related income.

	Six Months Ended June 30, 2009					Six Months Ended June 30, 2008
	Reinsurance	Lloyd’s	Insurfance	Inter segment Eliminations(1)	Total	Reinsurance	Insurance	Inter segment Eliminations(1)	Total
Gross premiums written	$583,258	$85,593	$41,810	$(20,467)	$690,194	$489,517	$45,778	$(21,871)	$513,424
Premiums ceded	(96,495)	(11,524)	(47,914)	20,522	(135,410)	(20,359)	(55,961)	21,871	(54,449)
Net written premiums	486,763	74,069	(6,104)	55	554,783	469,158	(10,183)	-	458,975
Net premiums earned	$338,678	$20,204	$876	$53	$359,811	$269,007	$8,017	$-	$277,024
Other related income	2,504	2,433	10,688	(7,283)	8,342	782	3,334	(2,847)	1,269
Loss and loss adjustment expenses	(120,145)	(13,319)	(771)	-	(134,235)	(95,954)	(111)	-	(96,065)
Acquisition costs	(60,895)	(3,884)	(6,744)	7,283	(64,240)	(47,830)	(6,392)	2,847	(51,375)
General and administrative expenses	(56,892)	(7,297)	(4,689)	-	(68,878)	(46,819)	(3,944)	-	(50,763)
Underwriting Income (Loss)	$103,250	$(1,863)	$(640)	$53	$100,800	$79,186	$904	$-	$80,090
Loss ratio(2)	35.5%	65.9%	6.7%		37.3%	35.7%	1.0%		34.7%
Acquisition cost ratio(2)	18.0%	19.2%	58.3%		17.9%	17.8%	56.3%		18.5%
General and administrative expense ratio(2)	16.8%	36.1%	40.5%		19.1%	17.4%	34.7%		18.3%
Combined ratio(2)	70.3%	121.2%	105.5%		74.3%	70.9%	92.0%		71.5%

(1) Inter segment eliminations for 2009 relate to Flagstone Suisse quota share arrangements with Island Heritage and Lloyd's.
(2) For insurance segment all ratios calculated using expenses divided by net premiums earned plus other related income.

Consolidated Condensed Balance Sheets as at June 30, 2009 and December 31, 2008
(expressed in thousands of U.S. dollars, except share data)

	As at June 30, 2009	As at December 31, 2008
	(Unaudited)
ASSETS
Investments:
Fixed maturities, at fair value (Amortized cost: 2009 - $1,062,445; 2008 - $787,792)	$1,077,479	$784,355
Short term investments, at fair value (Amortized cost: 2009 - $222,882; 2008 - $30,491)	229,837	30,413
Equity investments, at fair value (Cost: 2009 - $10,802; 2008 - $16,266)	3,400	5,313
Other investments	53,534	54,655
Total Investments	1,364,250	874,736
Cash and cash equivalents	378,232	783,705
Restricted cash	79,561	42,403
Premium balances receivable	453,668	218,287
Unearned premiums ceded	85,563	31,119
Reinsurance recoverable	16,810	16,422
Accrued interest receivable	9,554	7,226
Receivable for investments sold	11,114	9,634
Deferred acquisition costs	70,484	44,601
Funds withheld	18,676	14,433
Goodwill, intangibles and other assets	16,541	17,141
Intangible assets	36,850	32,873
Other assets	113,095	123,390
Total Assets	$2,654,398	$2,215,970
	$453,490	$411,565
LIABILITIES
Loss and loss adjustment expense reserves	$453,490	$411,565
Unearned premiums	522,681	270,891
Insurance and reinsurance balances payable	46,214	31,123
Payable for investments purchased	16,249	7,776
Long term debt	251,987	252,575
Other liabilities	57,220	58,577
Total Liabilities	1,347,841	1,032,507

EQUITY

Common voting shares, 150,000,000 authorized, $0.01 par value, issued and outstanding (2009 - 84,864,844; 2008 - 84,801,732)	849	848
Additional paid-in capital	904,228	897,344
Accumulated other comprehensive loss	(2,902)	(8,271)
Retained earnings	192,604	96,092
Total Flagstone Shareholders’ Equity	1,094,779	986,013
Noncontrolling Interest in Subsidiaries	211,778	197,450
Total Equity	1,306,557	1,183,463
Total Liabilities and Equity	$2,654,398	$2,215,970

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual results to differ materially from such statements.  In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: market conditions affecting the Company’s common share price; the impact of the current unprecedented volatility in the financial markets, including the duration of the crisis and the effectiveness of governmental solutions; the weakening economy, including the impact on our customers’ businesses; fluctuations in interest rates; the effects of corporate bankruptcies on capital markets; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedents and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

Non-GAAP Financial Measures

In addition to the GAAP financial measures set forth in this Press Release, we have presented “basic and diluted book value per share”, which are non-GAAP financial measures.  Management uses growth in diluted book value per share as a prime measure of the value the Company is generating for its common shareholders, as Management believes that growth in the Company’s diluted book value per share ultimately translates into growth in the Company’s stock price.

Basic book value per share is defined as total Flagstone’s shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities.   Diluted book value per share is defined as total Flagstone’s shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the Warrant, PSUs and RSUs. When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per share. The Warrant was anti-dilutive and was excluded from the calculation of diluted book value per share as at June 30, 2009 and December 31, 2008.

Book Value per Share (unaudited)

	As at June 30, 2009	As at June 30, 2008
	($ in thousands, except share and per share data)

Flagstone Shareholders’ Equity	$1,094,779	$1,280,184
Potential net proceeds from assumed:
Exercise of PSU(1)	-	-
Exercise of RSU(1)	-	-
Conversion of warrant(2)	-	-
Diluted Flagstone Shareholders’ Equity	$1,094,779	$1,280,184

Common shares outstanding - end of period	84,864,844	85,346,325
Vested RSUs	205,157	152,958
Total Common shares outstanding - end of period	85,070,001	85,499,283

Potential shares to be issued:
PSUs expected to vest	2,786,585	2,312,658
RSUs outstanding	299,660	324,550
Conversion of warrant(2)	-	-
Common Shares Outstanding - Diluted	88,156,246	88,136,491

Basic book value per share	$12.87	$14.97

Diluted book value per share	$12.42	$14.53

(1) No proceeds due when exercised
(2) Below strike price - not dilutive